                            COLLABORATION AGREEMENT

                         Roche Molecular Systems, Inc.

                               Affymetrix, Inc.






------------------------
THE SYMBOL "**" IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE COMMISSION


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CONTENTS

I.     DEFINITIONS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
II.    NO OTHER IMPLIED LICENSE; DISTRIBUTION RESTRICTIONS.. . . . . . . . . . .   6
III.   PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
IV.    PRODUCT DEVELOPMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . .   9
V.     LONG RANGE FORECASTS AND PERFORMANCE MEASURES.. . . . . . . . . . . . . .  11
VI.    SUPPLY AND MARKETING. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
VII.   OWNERSHIP; DEVELOPMENT LICENSE; CONFIDENTIALITY . . . . . . . . . . . . .  15
VIII.  MANAGEMENT OF RELATIONSHIP; DISPUTES. . . . . . . . . . . . . . . . . . .  17
IX.    TERM AND TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
X.     WARRANTY AND WARRANTY DISCLAIMERS . . . . . . . . . . . . . . . . . . . .  20
XI.    LIMITED LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
XII.   INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
XIII.  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


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This Agreement is entered as of February 1, 1998 (the "Effective Date") by and between Affymetrix, Inc. ("AFFX"), a Delaware corporation, with its principal place of business at 3380 Central Expressway, Santa Clara, CA 95051 (Telephone: 408.731.5035; Fax: 408.481.4709) and Roche Molecular Systems, Inc. ("RMS"), a Delaware corporation, with a place of business at 1080 US Hwy 202, Branchburg Township, Somerville, NJ 08876-3771 (Telephone: 908.253.7510;
Fax: 908.253.7593).

I.   DEFINITIONS.

     (a) "Affiliate" means any corporation or other business entity in which either party to this Agreement owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which such party is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then "Affiliate" includes any company in which such party owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding or voting rights permitted by local law. Notwithstanding the foregoing, the term "Affiliate" shall not include Genentech, Inc. a company located at 460 Point San Bruno Boulevard, South San Francisco, California, U.S.A.

     (b) "AFFX Development Allocation" for a Product for a period shall mean [**] for that Product for that period.

     (c) "AFFX Development Cost" shall mean for any particular Product: (i) an amount of development cost determined [**], unless the parties mutually agree by written amendment of such Development Plan to increase that number. AFFX Development Cost shall [**.]

     (d) "Chip" shall mean a genetic analysis chip developed by and manufactured by AFFX according to the Specifications for the Kit in which that Chip is to be incorporated (or according to Exhibit A, as applicable).

     (e) "Chip Cost" shall mean the per Chip cost for each Chip associated with a Product as calculated according to the method specified in the Development Plan for that Product (as determined in accordance with generally accepted accounting principles). Chip Cost for a particular Chip will vary [**.] Chip Cost will include, without limitation, [**.] Chip Cost shall [**.] Chip Cost shall [**.]

     (f) "Deductible Expenses" for a period with respect to a Product shall mean [**,] except for other expenses expressly and unambiguously excluded from RMS Deductible Expenses in this Agreement. RMS agrees that all Deductible Expenses for a period will be used


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

fully and only for the foregoing activities in that period. [**.]
Notwithstanding the foregoing, RMS shall pay AFFX (according to the terms and conditions of this Agreement) the Chip Cost of all Chips purchased from AFFX, and the cost of all Readers purchased from AFFX, whether such Chips or Readers are acquired for promotional purposes or otherwise.

     (g) "Deficit" will have the meaning specified in the definition of "Gross Profit" below.

     (h) "Delivery Dates" shall mean the dates designated as such in Section VI(b)(i).

     (i)  "Development Costs" for a Product shall mean [**.]

     (j) "Development Cost Recoupment Percentage" with respect to each Product shall mean a percentage of [**.]

     (k) "Development Plan" and "Development Schedule" shall mean, respectively, a plan and schedule determined according to the procedure in
Section IV(a).

     (l)  "Executive Steering Committee" shall have the meaning specified in
Section VIII(a)(v) below.

     (m) "Gross Profit" for a period shall mean [**.] A negative Gross Profit may also be referred to as a "Deficit."

     (n) "Joint Business Revenue" for a period with respect to a Product shall mean [**] for that Product during that period.

     (o) "Kits" shall mean RMS-manufactured human diagnostic assay kits incorporating a Chip and containing all necessary reagents according to the Specifications (or according to Exhibit A, as applicable) for that Kit and sold for a single kit price.

     (p)  "Long Range Forecast" shall mean the forecast designated as such in
Section V(a).

     (q)  "Manufacturing Facility Fee" shall mean [**].


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

     (r) "Marketing Plan" shall mean for a Product for any period a written plan that RMS will develop in conjunction with AFFX, for that Product for such period, that the Executive Steering Committee will approve. The Marketing Plan will set sales and marketing strategy for that Product, including, without limitation, plans for marketing materials, clinical trials and studies under
Article IV, trade show participation, advertising, marketing efforts and the like that AFFX will perform and the amounts to be expended and reimbursed by RMS, as well as a non-binding suggested pricing structure for that Product and reports that the parties will exchange related to marketing efforts. Unless a suggested pricing structure for a period is specifically changed in a new Marketing Plan, it will remain in effect and be deemed part of the then applicable Marketing Plan.

     (s)  "Net Sales" means the [**.]

     (t) "PMA" shall mean a pre-market approval with the US Food and Drug Administration ("FDA").

     (u) "Products" shall mean (i) those Kits set forth on Exhibit A, (ii) any other Kits developed hereunder by mutual agreement of the parties. However, "Products" shall not include any of the foregoing that, the Executive Steering Committee determines are either technically or commercially not feasible, or with respect to which RMS loses rights under relevant sections of this Agreement.

     (v) "Project Coordinator" shall have the meaning specified in Section VIII(a).

     (w) "Proprietary Information" shall have the meaning specified in Section VII(e).

     (x) "Reader" shall mean a reader for reading a particular Chip provided by a party to the other party. "AFFX Readers" shall mean Readers provided by AFFX as specified on Exhibit B. "RMS Readers" shall mean Readers provided by RMS conforming to specifications determined as needed for a particular Chip, as shown in the Development Plan for such Chip. Neither party shall be responsible for any development, production, sales or other costs associated with the other party's Readers (and such costs shall not be included in or reflected in Development Costs for any Product or Chip).

     (y)  "RMS Development Allocation" for a Product for a period shall mean
[**.]

     (z) "RMS Development Cost" shall mean for any particular Product [**.] RMS Development Cost shall [**.] RMS Development Cost shall [**.]


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

     (aa) "RMS Manufacturing Cost" shall mean for any particular Product [**.] RMS Manufacturing Cost will include [**.] RMS Manufacturing Cost shall [**.]

     (bb) "Specifications" shall mean specifications determined according to the procedure in Section IV(a). Notwithstanding the Specifications developed by such procedure, Specifications of specific characteristics for Chips to be sold as part of a Product shall adhere to the base technical specifications for minimum and maximum Chip sizes and features set forth in Exhibit C ("Chip Specifications").

     (cc) "Third Party Patents" shall mean the patents specified in Exhibit D.

II.  NO OTHER IMPLIED LICENSE; DISTRIBUTION RESTRICTIONS.

     (a) Except as expressly and unambiguously granted in this Agreement, no transfer or sale of Chips to or by RMS and its Affiliates in any form will constitute any implied or express right or license under AFFX's intellectual property other than as follows:

          (i) a worldwide, nonexclusive, nontransferable right to market and sell chips developed by AFFX prior to the Effective Date, for Diagnostic Applications, in accordance with all the terms and conditions of this Agreement (but only if and to the extent, and on the terms, agreed by action of the Executive Steering Committee it being understood that AFFX' current HIV and p53 chips are being made available pursuant to this Agreement and the attached Exhibit A), including, without limitation, the following. RMS shall have no right to, and will not: (a) sell or distribute chips bundled with any products or services except as part of Products (and will not further bundle the Products, directly or indirectly, with other products);
          (b) make or have made chips in any manner (except as permitted in accordance with Section VI(g)); (c) sell, distribute or use chips or Products for any purpose or use in the fields of detection and/or identification of bacterial and fungal microorganisms or the determination of antibiotic resistance of such bacterial and fungal microorganisms;

          (ii) a worldwide, exclusive, nontransferable right to market and sell any jointly developed Kits or Products, for Diagnostic Applications, in accordance with all the terms and conditions of this Agreement, including, without limitation, the following. RMS shall have no right to, and will not: (a) sell or distribute Chips bundled with any products or services except as part of Products (and will not further bundle the Products, directly or indirectly, with other products);
          (b) make or have made Chips in any manner (except as permitted in accordance with Section VI(g)); (c) sell, distribute or use Chips or Products for any purpose or use in the fields of detection and/or identification of bacterial and fungal microorganisms or the determination of antibiotic resistance of such bacterial and fungal microorganisms. As used herein Diagnostic Applications shall mean the use of products for the measurement, observation or determination of attributes, characteristics, diseases, traits or other conditions of human beings for diagnostic purposes wherein the results of such use are communicated directly or indirectly to a patient or a patient's primary caregiver, wherein such products shall include reagents, enzymes, or materials, suitable to perform a nucleic acid amplification based assay.

     (b) Except as otherwise agreed to by the parties, RMS shall have no rights to market or sell, or permit others to market or sell any chips not developed under this Agreement.

     (c) Except as otherwise permitted hereunder, during the term of this Agreement AFFX will not market or sell, or permit others to market or sell, Chips developed in accordance with this Agreement. The foregoing does not apply to: (i) the marketing or sale of newly developed chips that perform functions similar to the functions performed by Chips (for avoidance of doubt a newly developed chip includes, without limitation, any chip where thirty percent (30%) of more of the masks of such chip are different than the masks of a Chip developed under this Agreement.; or (ii) any Chips developed by AFFX prior to the Effective Date or other than under this Agreement, even if such Chips are used in Kits or Products hereunder.

III. PAYMENTS.

     (a) INITIAL DESIGN FEES. With respect to each Product, RMS shall pay AFFX a design fee of [**] for each Chip shift mask set design and a design fee of [**] for each Chip non-shift mask set design that AFFX needs to create to implement the Development Plan for such Product. RMS will pay such fees [**] on receipt of AFFX's invoice for each mask design, which AFFX shall issue when AFFX receives the complete target sequence for each such mask set design.

     (b) MANUFACTURING FACILITY FEES. Upon adoption of each Development Plan, RMS shall pay AFFX the Manufacturing Facility Fee specified in such Development Plan. AFFX shall make available to RMS the records specifically showing how each Manufacturing Facility Fee is spent. If circumstances result in an underage or an overage in connection with a Manufacturing Facility Fee, the Executive Steering Committee shall resolve, in good faith, adjustment of the Manufacturing Facility Fee and the impact on the corresponding Product and Development Plan and on each party's respective Development Cost and Manufacturing Cost. The parties acknowledge that AFFX, at its sole discretion, may apply the Manufacturing Facility Fee to the fabrication or establishment of new facilities, or to the renovation of, addition of new lines to, or other modification or extension of existing facilities. The Manufacturing Facility Fee shall be recovered only pursuant to subsection (d) below.

     (c) CHIP SALES. In connection with the supply arrangement under Article VI below, for each Chip (as the partial purchase price for such Chip) RMS shall pay AFFX the Chip Cost, [**] after receipt of AFFX's invoice therefor, which will be issued on or after shipping of such Chips.

     (d) PRODUCT SALES. For each Product sold or distributed by RMS, RMS shall pay to AFFX [**] the Joint Business Revenue (as the balance of the purchase price for the Chips), and retain [**] of the Joint Business Revenue. For each Product sold or distributed by RMS where there are Gross Profits, RMS shall, [**].

     (e) PAYMENT TERMS. All payments to AFFX under this Agreement are non-refundable and non-creditable (where "non-creditable" means only that payments made to AFFX are not intended as advances against future payments, and shall not otherwise affect the recovery of RMS Development Costs and Manufacturing Facility Fees as described herein). All such payments are to be made in US dollars in the United States. All conversions from foreign currency to US dollars will be determined on the last business day of each calendar quarter in the calendar quarter in which the payment, revenue, expenditure, or other transaction involving non-US currency occurred, based on the exchange rate of Wall Street Journal on the last day of that quarter. In no event will AFFX be required: (i) to make up any portion of any Deficit,
(ii) to make any refund of any amounts paid to AFFX, or (iii) to apply any Deficit or anticipated Deficit to reduce or eliminate any payment hereunder. Late payments shall bear interest at the lower of: (i) the Bank of America [**] or (ii) the maximum rate allowed by law. All prices and payments to AFFX are exclusive of taxes, duties, shipping, withholdings and the like, all of which will be borne by RMS (except taxes or withholdings based on AFFX's income, but only if such taxes and withholdings are fully creditable against US income taxes, RMS supplies any and all necessary or requested certificates and documentation, and RMS gives AFFX notice of the


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requirement for such taxes and withholdings and allows AFFX the opportunity to protest their assessment and collection.

     (f) RECORDS AND AUDIT RIGHTS. RMS shall keep complete and accurate records reflecting all information necessary or useful in verifying the accuracy of each payment report. AFFX shall also keep complete and accurate records reflecting all information necessary or useful in verifying the accuracy of its manufacturing and development costs relevant to determination of payments to be made by RMS to AFFX hereunder. Each party shall have the right to hire an independent certified public accountant to inspect all such records so required to be kept by the other (which accountant shall be reasonably acceptable to the other party and shall agree in writing to keep all information confidential except as needed to disclose any discovered discrepancies); provided, such audit: (i) is conducted during normal business hours, (ii) is conducted no more often then once per [**] (unless a discrepancy greater than [**] is discovered in favor of the auditing party), and (iii) is conducted only after the auditing party has given thirty days prior written notice. The auditing party shall bear the full cost and expense of such audit, unless a discrepancy in excess of [**] of the underage in favor of the auditing party is discovered, in which event the audited party shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be immediately due and payable.

IV.  PRODUCT DEVELOPMENT.

     (a) PRODUCT SPECIFICATIONS. With respect to each Product, other than those listed on Exhibit A, AFFX and RMS shall mutually and in good faith determine written specifications ("Specifications") and a written development plan and schedule ("Development Plan" and "Development Schedule") for such Product. Any changes to the Specifications, Development Plan or Development Schedule for a Product shall be subject to the mutual, good faith written approval of the parties, which approval shall not be unreasonably withheld.

          For the Products listed on Exhibit A, draft Specifications, Development Plans and Development Schedules are attached in Exhibit E. The parties acknowledge that such drafts are incomplete as of the Effective Date. The Executive Steering Committee shall complete the Specifications, Development Plans and Development Schedules for the Products listed in Exhibit A within sixty (60) days after the Effective Date.

     (b) AFFX DEVELOPMENT OBLIGATIONS. For each Product AFFX will use reasonable commercial efforts to perform the following activities: (i) undertake and complete non-clinical development of the applicable Chip according to the Specifications, including manufacturing scale-up, (ii) prepare and provide RMS with non-clinical development information for each applicable Chip necessary for PMA and similar filings and (iii) supply clinical trial units of


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Chips; provided that RMS provides as soon as reasonably possible on a continuing basis forecasts of its clinical supply needs. In addition to payments under Section III, RMS will, promptly upon invoice, reimburse AFFX for Chip Costs in connection with the foregoing.

     (c)  RMS DEVELOPMENT OBLIGATIONS.

          (i) RMS shall at its expense use reasonable commercial efforts to expeditiously obtain in the United States, and each country set forth in the Development Plan all applicable regulatory approvals for each Product and to perform the following activities with respect to each Product, at its own expense and in accordance with the Development Plan and Development Schedule: (A) undertake and complete non-clinical development of the Product according to the Specifications, including manufacturing scale-up and development of any readers, assay equipment, or other non-Chip equipment necessary for marketing of the Product (provided, however, that no part of the costs of such non-Chip development shall be made part of RMS or AFFX Development Costs or Deductible Expenses), (B) complete all preclinical work (other than that for which AFFX is obligated under subsection (b) above) for the Product, (C) conduct and manage all clinical trials, including statistical analysis and evaluation, and (D) prepare and file all applicable IDE and PMA and similar documents and obtain all necessary regulatory, reimbursement and pricing approvals in the United States, and each country in the Development Plan. RMS further agrees to use its reasonable efforts to file a PMA (or similar filing) for each Product set forth on Exhibit A in the United States and each country in the Development Plan within [**] from the date of the US IDE filing and to file PMA's in the United States and similar filings in the countries in the Development Plan for each other Product within [**] of the applicable US IDE filing. RMS's obligations hereunder shall include, without limitation, all testing and other activity necessary or useful to ensure compliance with applicable FDA and other Approval Entity rules and regulations. Within [**] after a Product becomes a Product, RMS will provide AFFX with a summary pre-clinical and clinical plan in reasonable detail (and reasonably acceptable to AFFX) for such Product for the United States and each country in the Development Plan and will provide a status report and update with respect thereto every [**].

          (ii) RMS shall be entitled to submit the filings in its name; provided, however, that notwithstanding anything else in this Agreement, AFFX shall have: (A) at all times full access to all filings and all information and data relevant to any Product or former Product and (B) the right to fully use and cross reference all such


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          submissions, approvals, information and data and, if RMS ceases active marketing or distribution in a country with respect to a Product or if a Product ceases to be a Product, to have such submissions, approvals, information and data transferred to AFFX's name. RMS will assist AFFX in doing so and will provide AFFX with copies of all the foregoing promptly as they are created.

          (iii) In the event that AFFX believes that RMS is not using reasonable efforts to perform any of the foregoing responsibilities with respect to a Product and that such failure has or may cause a delay with respect to the Development Schedule or the aforementioned period for PMA (or similar) filing, AFFX will provide written notice of this to RMS. Upon such written notice, RMS will have ninety (90) days to explain to AFFX in writing the cause of the delay. If the delay is caused by RMS's failure to use reasonable efforts to perform any of the foregoing responsibilities, AFFX shall have the right to terminate this Agreement with respect to the particular Product if the time from IND filing to PMA (or similar) filings referred to above is or will be exceeded.

     (d) MUTUAL SUPPORT. Each party may, upon mutual agreement of the parties, support the other by performing on the other's behalf certain of the other's obligations under subsections (b) or (c) as applicable. The supporting party will be paid for any such support within [**] of any invoice amounts equal to that party's Development Costs. The party being supported may request a good faith non-binding estimate of such costs.

V.   LONG RANGE FORECASTS AND PERFORMANCE MEASURES.

     (a) LONG RANGE FORECASTS. As part of each Development Plan, RMS shall designate at least [**] of the countries listed in such Development Plan including the United States as "Forecast Countries." If a Development Plan lists fewer than [**] countries including the United States then all countries in such Development Plan shall be Forecast Countries. At least [**] prior to anticipated commencement by RMS of clinical trials in support of an anticipated regulatory submission for a Product in a Forecast Country, RMS will supply AFFX, in a form reasonably acceptable to AFFX, with a preliminary [**] forecast for such Forecast Country. At least [**] prior to any anticipated regulatory submission or a similar filing in a Forecast Country, RMS will supply AFFX with a [**] forecast for each applicable Product in such Forecast Country. Upon the first marketing approval in each Forecast Country, but in no case less than [**] prior to the first significant marketing activity or other Product launch activity in such Forecast Country, RMS will supply AFFX with a [**] forecast for each applicable Product for such Forecast Country reasonably acceptable to AFFX (a "Long Range Forecast"); upon any subsequent marketing approval in any such Forecast Country, RMS will update the then applicable Long Range Forecast for such Forecast Country in a manner reasonably acceptable to


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AFFX to reflect the new Product or indication. [**] before the end of the period covered by any Long Range Forecast (whether defined in this sentence or the preceding sentence), RMS will supply AFFX with a [**] forecast for each Product for such Forecast Country reasonably acceptable to AFFX (also a "Long Range Forecast"). Each [**] forecast will contain forecasts for each Product [**]. If the parties cannot agree on a Long Range Forecast (or update thereto) for a Forecast Country the matter shall be resolved by the Executive Steering Committee. All forecasts will be reasonable and made in good faith with the understanding that AFFX will rely on those forecasts for planning its production infrastructure. Each Long Range Forecast will be broken down by [**] Product in a form that is reasonably acceptable to AFFX.

     (b) MARKETING EFFORTS. RMS will use diligent efforts to market and distribute each Product in the United States and each country specified in the Development Plan for that Product.

     (c) PERFORMANCE MEASURES. If Net Sales of any Product in a particular country in any applicable period are not [**] (i) AFFX shall have the right to market, sell and otherwise distribute (or appoint third parties, including without limitation other distributors, to conduct such activities) such Product in such country, and (ii) AFFX may terminate this Agreement with respect to such Product in such country.

          Neither RMS nor any of its Affiliates will develop, manufacture, purchase, distribute or market (or have or enter into any agreement or arrangement with respect to) any product based on or incorporating a genetic analysis chip or probe array component competitive with a Product as long as this Agreement remains in effect for such Product; provided, however, that RMS may consult with AFFX (which consultations shall be in good faith) regarding specific business proposals that may include such competing products if such competing products and/or proposal would not materially detract from the sale of Products hereunder.

          If this Agreement has been terminated [**] in the Development Plan for a particular Product, the Executive Steering Committee shall determine the commercial feasibility of continuing to market that Product in any countries.

VI.  SUPPLY AND MARKETING.

     (a) AFFX SUPPLY OBLIGATIONS. Subject to the terms and conditions of this Agreement, AFFX shall use reasonable commercial efforts to fill (by full or partial shipment) RMS's orders for Chips, FOB AFFX's plant.

     (b)  QUANTITY; FORECASTS; ORDERS.


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          (i)   With respect to each Product, and in addition to the Long Range
          Forecasts of Section V(a), RMS shall deliver to AFFX (i) at least [**] prior to the [**] in which the first commercial sale of such Product is projected to occur, a forecast of RMS's quantity requirements for each Chip to be incorporated into such Product, broken down by form (wafer or packaged), for the [**] in which the first commercial sale of such Product is projected to occur and (ii) at least [**] prior to the calendar quarter in which the first commercial sale of such Product is projected to occur, RMS's firm order and requested delivery dates ("Delivery Dates") for such Chips for such [**] (which shall be subject to agreement by AFFX, which agreement shall not be unreasonably withheld). Thereafter, RMS shall deliver to AFFX within [**] after the beginning of each calendar quarter, RMS's firm order and Delivery Dates for Chips for such Product for the next [**] and a forecast of its quantity requirements for such Chips for the subsequent [**]. If a required forecast or order for a [**] is not timely submitted for a Product, the immediately preceding forecast of Chips for that Product for that [**] shall become the new forecast or order; if there is no preceding forecast for a [**], the forecast or order for the immediately preceding [**] shall become the forecast or order.

          (ii) For each forecast, the quantity of any Chip forecast for delivery in the first of the [**] forecast shall be not less than [**] or more than [**] of the most recent previous forecast for such [**]. In addition, firm orders for a particular [**] shall not cover a quantity of Chips more than [**] larger or smaller than the quantity of such Chips ordered for the previous [**].

          (iii) The total quantity of each Chip ordered by RMS for delivery in any [**] may not be less than [**] of RMS's most recent required forecast for such Chip for such [**]. In addition, AFFX's supply obligation will not extend to more than [**] of RMS's most recent forecast for such Chip for such [**]. If a RMS Chip requirement for any [**] exceeds [**] of RMS's most recent forecast for such Chip for such [**], AFFX and RMS will discuss in good faith the additional amount, if any, that AFFX is willing to supply consistent with its other obligations and RMS will adjust its order accordingly. RMS shall indemnify AFFX and reimburse it promptly upon request for all reasonable out of pocket costs and expenses, (including the cost of carrying increased inventory if requested by RMS to do so) to the extent caused by any deviation in order quantities from the limits imposed by the preceding sentence, and AFFX will act reasonably to mitigate any such costs and expenses.

          (iv) RMS shall also be able to order from AFFX the AFFX Readers and other non-Chip products set forth on Exhibit B, pursuant to AFFX' [**], and AFFX will use reasonable efforts to fill such orders, subject to acceptance of each order by AFFX at its sole discretion. During the term of this Agreement if [**] provided, however, that RMS adopts all of the additional restrictions, obligations and license limitations imposed in such agreement.

          (v) RMS's forecasts and orders of Chips, AFFX Readers, and other non-Chip products shall separately identify items to be used as free samples, shall be made on a country-by-country basis, and shall reflect its good faith expectations of customer demand. RMS shall act in a commercially reasonable manner to schedule orders to avoid creating over or under capacity problems for AFFX. RMS may indicate on each order of Chips whether such Chips should be shipped as wafers (the default if the order does not otherwise clearly indicate) or cut into individual chips and packaged ready for use with AFFX Readers. For any orders of Chips packaged for AFFX Readers, RMS must also order the AFFX Readers that will be used, sold or distributed with such Chips from or through AFFX.

     (c)  RMS'S MARKETING OBLIGATIONS. RMS represents, warrants and covenants:

          [**.]

     (d)  CHIP CONFORMANCE. At the time of shipment all Chips shall conform
[**.]

     (e) MANUFACTURING PROCESS CHANGES. Prior to implementing any material change to its manufacturing processes for Chips, AFFX shall give notice to RMS of sufficient details of the planned change to allow RMS to consider the impact of such change on regulatory requirements for the Products associated with such Chips. The Executive Steering Committee shall determine how such changes can be made to minimize such regulatory impact, and AFFX shall endeavor to accommodate input from the Executive Steering Committee and RMS to achieve the changes with minimum regulatory impact.

     (f) RMS SUPPLY OBLIGATIONS. AFFX may, at AFFX' discretion, order from RMS any available RMS Readers for use in markets that are not directly competitive with the markets for Products (as shown in the Development Plans for such Products) according to terms and conditions, prices and discounts to be mutually determined by the parties. During the term of this Agreement if RMS [**;] provided, however, that AFFX adopts all of the additional restrictions, obligations and license limitations imposed in such agreement.

     (g) SECOND SOURCE RIGHT. If AFFX: (i) fails to fill at [**] of the Delivery Dates for such firm orders, or (ii) fails to supply any Chips to RMS for more than [**] where there are properly forecast firm orders for Chips outstanding; then RMS may provide written notice that RMS wants AFFX to establish a second source for Chips. If RMS exercises its right to have AFFX establish a second source for Chips, then AFFX shall use diligent efforts to establish such a second source reasonably acceptable to RMS, and will negotiate a license for the necessary rights and technology with a suitable royalty with such second source; provided that if such second source is not able to provide any Chips to RMS within [**] after RMS makes the request for a second source, then RMS may provide written notice to AFFX that RMS wishes to manufacture Chips itself. If RMS exercises its right to manufacture, AFFX will grant RMS a worldwide, non-exclusive, non-transferable license with right of sublicense under its rights in Chips to make, have made, import, distribute, offer for sale, and sell Chips, subject to negotiation and on-going payment of a reasonable royalty to AFFX, and only for so long as AFFX remains unable to supply Chips. Nothing in this section will relieve either party of its other obligations under this Agreement.

VII. OWNERSHIP; DEVELOPMENT LICENSE; CONFIDENTIALITY.

     (a) OWNERSHIP. Intellectual Property shall mean all inventions (whether or not patentable), works of authorship, know-how, designs, and other developments created during the course of this Agreement. The parties will jointly own the rights in Intellectual Propertry created hereunder except that (i) Intellectual Property relating to [**] and (ii) Intellectual Property relating to [**.] Any assignments necessary to accomplish the foregoing are hereby made and each party will execute such further documents as may be reasonably requested by the other with respect thereto. Neither party will be obligated under this Agreement to obtain [**.] Notwithstanding the foregoing: [**] shall not be subject to the provisions of this Article VII.

     (b) JOINTLY OWNED INTELLECTUAL PROPERTY. Jointly owned Intellectual Property may be exploited by either party for uses by such party and its Affiliates and wholly-owned subsidiaries [**.] Jointly owned Intellectual Property may be non-exclusively licensed to third parties by either party worldwide provided that [**.] With respect to patent rights in jointly owned Intellectual Property, the parties will mutually discuss whether to obtain, maintain, enforce or defend such patent rights and if one refuses to take any such joint action requested by the other, the other may proceed at its own expense and the party refusing to take action will similarly assist such other party; no such action will change the foregoing ownership provisions, but a party that unilaterally enforces the joint patent rights (after refusal by the other to do so jointly) will be entitled to retain all proceeds of such action.

     (c) NON-JOINTLY OWNED INTELLECTUAL PROPERTY. Each party shall have the right, but not the obligation, to file patent applications relating to any Intellectual Property solely owned by such party ("Owning Party"). If the Owning Party does not file a patent application in such solely owned Intellectual Property ("Invention") within [**] after requested to do so by the other party ("Non-owning Party"), then the Owning Party shall advise the Non-owning Party of its decision not to file such patent applications within [**] thereafter, and the Non-owning Party shall have the right, but not the obligation, to file such patent applications for such Inventions on behalf of the Owning Party; provided, however, that such filing shall not result in any change in ownership in any Invention. [**.] Each party hereby grants to the other party a non-exclusive, worldwide, royalty-free license to make, have made, use, sell, offer to sell, import, export, and otherwise fully exploit the Inventions assigned to such party pursuant to subsection (a) above; provided, however, that such license shall not be sublicensable and shall not extend to any underlying technology or rights in such Invention.

     (d) DEVELOPMENT LICENSE. Subject to the terms and conditions of this Agreement and terminating upon the termination of this Agreement for any reason, each party hereby agrees not to assert any patents, copyrights, trade secret rights, and other proprietary or intellectual property rights owned or controlled by such party against the other party provided that the other party's use of such rights is solely in fulfilling its obligations hereunder.

     (e) CONFIDENTIALITY. Each party may give the other party (hereinafter respectively "Disclosing Party" and "Receiving Party") access to its "Proprietary Information", as herein defined. "Proprietary Information" shall mean any and all information, data, know-how, whether written, oral or computer readable, technical or non-technical, including financial information obtained from the other party, as well as tangible materials, including without limitation samples, chemicals, software, models, drawings or diagrams, including, without limitation, all Intellectual Property. Proprietary Information shall not include any information which a party has expressly authorized for publication. Disclosing Party and Receiving Party, on behalf of itself and its employees, agree that any Proprietary Information disclosed by Disclosing Party will be disclosed on the following terms:

          (i) Proprietary Information disclosed by Disclosing Party to Receiving Party hereunder will be received and held in strict confidence for a period of five (5) years from the date of disclosure of such Proprietary Information to the Receiving Party.

          (ii) Receiving Party will take all reasonable steps as are necessary to prevent the unauthorized disclosure of Proprietary Information to third parties.

          (iii) Receiving Party will not utilize Proprietary Information except for the express purposes of: (A) performing this Agreement;
          (B) for use in obtaining approval by the FDA and any Approval Entities; or (C) as otherwise expressly permitted in this Agreement, unless it obtains Disclosing Party's prior written consent to such utilization.

          (iv) Receiving Party may disclose Proprietary Information to its agents, consultants, collaborators and clinical investigators only to the extent necessary to fulfill the obligations of this Agreement, file and prosecute applications, respond to governmental and regulatory inquiries, or as otherwise expressly provided in this Agreement, provided such party(s) agrees to be bound by the terms of this Section VII(e).

     (f) EXCEPTIONS. The commitments set forth in subsection (e)(i) - (iv) above shall not extend to any information disclosed by one party to the other if one or more of the following conditions should exist:

          (i) information which is now or becomes a part of the public domain without the fault of Receiving Party;

          (ii) information which Receiving Party can reasonably demonstrate through written documentation was already known to Receiving Party at the time of disclosure;

          (iii) information which is subsequently disclosed to Receiving Party by a third party having no obligation of confidentiality to Disclosing Party or its representatives;

          (iv) information which is independently developed by or for Receiving Party and Receiving Party can prove this by documentary evidence; or

          (v) information which is required by law, regulation, rule, act or order of any governmental authority to be disclosed. Receiving Party shall give Disclosing Party timely, prior notification if it intends to disclose any Proprietary Information pursuant to the terms of the preceding sentence in order that Disclosing Party shall have an opportunity to intervene to limit or prevent disclosure of such Proprietary Information; Receiving Party shall disclose only the minimum Proprietary Information required to be disclosed in order to comply with its disclosure obligations.

          Notwithstanding the foregoing, anything assigned to a party in connection with this Agreement shall be deemed Proprietary Information of such party disclosed by such party to the other and exceptions (ii) and (iv) above will not be applicable thereto.

VIII.     MANAGEMENT OF RELATIONSHIP; DISPUTES.

     (a) PROJECT COORDINATORS. Each party will have a "Project Coordinator." The Project Coordinators will be responsible for day-to-day communications between the parties.

          (i) Either party may change its Project Coordinator at any time and from time to time by giving the other party written notice.

          (ii) The Project Coordinators will meet every month to discuss the progress of the development and marketing efforts and, if applicable, to exchange information.

          (iii) Project Coordinators are not authorized to amend, alter or extend this Agreement in any manner.

          (iv) If the Project Coordinators disagree on any issue, and cannot resolve it within two (2) weeks, either Project Coordinator may submit the problem to the Executive Steering Committee.

          (v) An Executive Steering Committee will consist of three (3) people from each party and shall meet at least quarterly to:

                (1) Twice per year adopt or readopt an operating budget and a Marketing Plan. Within the parameters of this Agreement, the budget and Marketing Plan will describe the major financial and non-financial responsibilities of the parties (e.g., manufacturing, sales, marketing, development, etc. and major objectives and Gross Profits.)

                (2)  Quarterly review performance versus budget.

                (3) Take actions to ensure Gross Profit objectives are met, including Gross Profit optimization.

                (4) Consider possible new products that might be suitable for collaboration between the parties, and

                (5)  Timely adopt Long Range Forecasts.

          (vi) Each party: (A) may change its members of the Executive Steering Committee at any time and (B) will cause its members of the Executive Steering Committee to act reasonably, in good faith and consistent with both the terms and spirit of this Agreement. The Executive Steering Committee may take action only by the unanimous written consent of all members identified above. If an issue remains unresolved after consideration by the Executive Steering Committee, any Executive Steering Committee member may escalate it to the Chief Executive Officers of the parties for resolution.

     (b) DISPUTE ESCALATION. With the exception of interim equitable relief, neither party will institute legal proceedings regarding a bona fide dispute until it has exercised reasonable good faith efforts to achieve resolution through the foregoing procedure.

IX.  TERM AND TERMINATION.

     (a) TERM. Unless terminated earlier as provided herein, this Agreement shall commence on the Effective Date and with respect to each Product this Agreement shall have an initial term of ten (10) years starting on the date of adoption of the Development Plan for such Product, and the Agreement as a whole shall terminate after termination with respect to all Products.

     (b) TERMINATION. This Agreement may be terminated in its entirety by a party for cause immediately upon the occurrence of any of the following events:

          (i) If the other ceases to do business, or otherwise terminates its business operations;

          (ii) If the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval essential to the conduct of its business in the manner contemplated by this Agreement in any significant country, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days or diligent efforts are not being made to effect such reinstatement; provided, however, that such termination shall only extend to the countries and Products affected by the failure of such party to maintain such license, registration, permit, authorization or approval;

          (iii) If the other materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days of written notice describing the breach and the intent of such party to terminate if such breach is not cured within such period (provided, however, that nothing in this subsection shall prevent a party from seeking immediate, injunctive relief where appropriate to protect Proprietary Information or such party's proprietary or intellectual property rights); or

          (iv) If the other shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within 120 days); or

          (v) With respect to a particular Product, if RMS fails to order the minimum quantities of such Product specified in the Development Plan therefor, then, upon thirty (30) days of written notice to RMS describing the breach and AFFX's intent to terminate if such breach is not cured within thirty (30) days, AFFX may terminate this Agreement but only with respect to such Product.

     (c) EFFECT OF TERMINATION. Sections IV(c)(ii), VI(c), Articles II, III (except III(a)), VII, IX, X, XI, XII, and XIII, all rights to payment, and remedies for breaches shall survive termination of this Agreement. Obligations of the parties under firm orders for purchase and delivery of Chips at the time of such termination shall remain in effect, except that in the case of termination under Section IX(b) the terminating party may elect whether obligations under firm orders will remain in effect; provided, however, that AFFX will not be obligated with respect to any Delivery Dates (for firm orders or otherwise) more than [**] after termination if the reason for termination is not due to a breach by AFFX, or more than [**] after termination if the reason for termination is due to a breach by AFFX. Each party will promptly return all Proprietary Information of the other (and all copies and abstracts thereof) that it is not entitled to use under the surviving terms of this Agreement, provided that the parties shall not be required to return archival or backup copies of such Proprietary Information as long as efforts are taken to erase such copies where practicable, and such copies remain subject to the confidentiality obligations of this Agreement. Termination of this Agreement with respect to a particular Product in a particular country shall have the same effect as termination of this entire Agreement, but with respect to the applicable Product (including Chips) and country only. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

X.     WARRANTY AND WARRANTY DISCLAIMERS.

[**.] EXCEPT FOR THE FOREGOING WARRANTIES, AND, IN CONNECTION WITH CHIPS, THE WARRANTY OFFERED TO END USERS IN AFFX'S THEN-CURRENT END USER CHIP SALES AGREEMENT AFFX DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CHIPS OR PRODUCTS OR PERFORMANCE OR NONINFRINGEMENT, DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO CHIPS OR PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE AND DOES NOT MAKE ANY WARRANTY TO RMS'S CUSTOMERS OR AGENTS. AFFX HAS NOT

AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

XI.  LIMITED LIABILITY.

EXCEPT IN CONNECTION WITH ARTICLE VII OF THIS AGREEMENT, [**.] THIS ARTICLE DOES NOT LIMIT LIABILITY FOR BODILY INJURY OF A PERSON.

XII. INDEMNITY.

     (a) INDEMNIFICATION OF RMS FROM INFRINGEMENT. AFFX shall indemnify, defend and hold harmless RMS and its officers, directors, employees, agents and representatives and RMS's Affiliates, their officers, directors, employees, agents and representatives ("RMS Indemnitees") [**] excluded from AFFX's indemnity obligation by the immediately preceding sentence.

          Where [**.]

     (b)  INDEMNITY RELATING TO PRODUCTS.

          (i)  INDEMNIFICATION BY RMS   RMS shall indemnify, defend and hold
          harmless AFFX and its officers, directors, employees, agents and representatives and AFFX' Affiliates, their officers, directors, employees, agents and representatives ("AFFX Indemnitees") from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorneys' fees) paid to third parties (collectively, "Damages") [**.]

          (ii) INDEMNIFICATION BY AFFX AFFX shall indemnify, defend and hold harmless RMS and its officers, directors, employees, agents and representatives and RMS Affiliates, their officers, directors, employees, agents and representatives ("RMS Indemnitees") from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorneys' fees) paid to third parties (collectively, "Damages") [**.]


(c) CONDITIONS OF INDEMNIFICATION If either party proposes to seek indemnification from the other under the provisions of this Article XII, it shall notify the other party within fifteen (15) days of receipt of notice of any such claim or suit and shall cooperate fully with the other party in the defense of such claims or suits. No settlement or compromise shall be binding on a party hereto without its prior written consent.


XIII.     GENERAL.

     (a) AMENDMENT AND WAIVER -- Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

     (b) GOVERNING LAW AND LEGAL ACTIONS -- This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on

Contracts for the International Sale of Goods. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

     (c) HEADINGS -- Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

     (d) NOTICES -- Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to the parties to the addresses first set forth above or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received 5 days after deposit in the US mails.

     (e) ENTIRE AGREEMENT -- This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

     (f) SEVERABILITY -- If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

     (g) RELATIONSHIP OF PARTIES -- The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement. Each party (the "Indemnifying Party") is solely responsible for all of its employees and its labor costs and expenses arising in connection with this Agreement and is responsible for and will indemnify the other party from any and all claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses, and liabilities arising out of conduct or omissions of the Indemnifying Party's employees relating to personal injury or workman's compensation.

     (h) ASSIGNMENT -- This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto, and any such attempted assignment or transfer shall be void and without effect, except for rights to payment and except to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise.

     (i) PUBLICITY AND PRESS RELEASES -- Except to the extent necessary under applicable laws the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval. A press release announcing this Agreement will be jointly developed and released by the parties.

     (j) FORCE MAJEURE -- No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment) caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including, without limitation, those related to infringement), strikes, lockouts or other serious labor disputes, or shortage of or inability to obtain material or equipment.

     (k) REMEDIES -- Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

     (l) BASIS OF BARGAIN -- EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

AFFX                                   RMS


By            /s/                      By             /s/
      -------------------------              -------------------------

Name  STEPHEN P.A. FODOR, Ph.D.        Name  ROBERT TOWEY
      -------------------------              -------------------------

Title President and CEO                Title  Vice President
      -------------------------              -------------------------

                                  EXHIBIT A

                               INITIAL PRODUCTS

-    HIV drug resistance profiling

-    p53 mutation detection

                                  EXHIBIT B

                              NON-CHIP PRODUCTS

-    HP Readers

-    AFFX Fluidics Station

-    AFFX GeneChip Operating System Software

                                  EXHIBIT C

                       BASE TECHNICAL SPECIFICATIONS

[**]

                                  EXHIBIT D

                             THIRD PARTY PATENTS

[**]

                                  EXHIBIT E

     [**]

                                      29